Exhibit 10.32

WARRANT ADJUSTMENT CERTIFICATE

Date:	June 28, 2021

To:	GEM Global Fund LLC SCS with respect to warrants issued on July 10, 2020 (the “Warrants”)

Re:	Adjustment to terms of outstanding Warrants

This Warrant Adjustment Certificate (“Certificate”) is being delivered to confirm certain adjustments to the terms of the Warrants. Initially capitalized terms used but not defined herein have the meaning given to such terms in the certificates representing the Warrants.

This Certificate confirms two adjustments (the “Adjustments”):

1.	A change in the currency of the Exercise Price from Canadian dollars to United States dollars.

2.

An adjustment pursuant to Section 5(c) of the certificate representing the Warrants resulting from the dividend of shares of Canada Jetlines Operations Ltd. (“Jetlines”) that occurred as a result of the arrangement agreement between Jetlines and the Company dated May 19, 2021 (the “Arrangement Agreement”) under which the Company transferred 75% of the shares of Jetlines to shareholders of the Company (the “Arrangement”).

The table below sets out the terms of the Warrants following the Adjustments:

Prior Terms		Adjusted Terms
Exercise Price	No. of Warrants	Exercise Price	No. of Warrants
Cdn$0.50	2,106,290	US$0.39	2,182,553

Each Warrant shall otherwise continue to be governed by and be subject to the terms of the certificate under which such Warrant was granted.

*             *             *             *             *

The Company will not be issuing any new certificates for the Warrants after the Effective Time.

Dated the 28th day of June, 2021.

GLOBAL CROSSING AIRLINES GROUP INC.

Ryan Goepel
EVP & Chief Financial Officer

The adjustments set forth in this Certificate are accepted and agreed to this 28th day of June, 2021

GEM GLOBAL FUND LLC SCS

/s/ Chris Brown Name: Chris Brown
Title: Authorized Signatory